UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 18, 2023

Commission File Number: 1-14222

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	22-3410353
(State or Other Jurisdiction	(IRS Employer
of Incorporation)	Identification No.)

240 Route 10 West

Whippany, New Jersey 07981

(973) 887-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Units	SPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d) At its regular meeting on April 18, 2023, the Board of Supervisors (the “Board”) of Suburban Propane Partners, L.P. (the “Partnership”), pursuant to authority granted to the Board under the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), and acting on the recommendation of the Board’s Nominating/Governance Committee, increased the size of the Board from seven (7) Supervisors to nine (9) Supervisors, effective as of May 5, 2023. At that same meeting, and again pursuant to authority granted to the Board under the Partnership Agreement and in accordance with the recommendation of its Nominating/Governance Committee, the Board elected Ms. Amy M. Adams and Mr. Rommel M. Oates to fill the two vacancies on the Board following the increase in the size of the Board, effective as of May 5, 2023. Ms. Adams and Mr. Oates were each elected for a term due to expire at the next Tri-Annual Meeting of Unitholders of the Partnership, currently planned for May 2024. A copy of the Partnership’s Press Release, dated April 24, 2023, announcing the elections of Ms. Adams and Mr. Oates and describing their backgrounds, has been furnished as Exhibit 99.1 to this Current Report.

There is no arrangement or understanding between either Ms. Adams or Mr. Oates, on the one hand, and any other persons, pursuant to which either such newly-elected Supervisor was elected to the Board.

Ms. Adams and Mr. Oates have both been assigned to serve as members of the Board’s Nominating/Governance Committee. Ms. Adams will also serve as a member of the Board’s Compensation Committee. Mr. Oates will also serve as a member of the Board’s Audit Committee.

There are no transactions, since the beginning of the Partnership's last fiscal year (September 26, 2021), or any currently proposed transaction, in which the Partnership was or is to be a participant and the amount involved exceeds $120,000, and in which either Ms. Adams or Mr. Oates, or any immediate family member of either of them, had or will have a direct or indirect material interest.

Pursuant to the Partnership’s policies regarding Supervisor compensation, non-employee Supervisors, other than the Chairman of the Board, currently receive annual compensation of $95,000 from the Partnership for their service as Supervisors, and are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board. In addition, commensurate with Ms. Adams and Mr. Oates joining the Board, the Compensation Committee of the Board has granted to each of Ms. Adams and Mr. Oates an award of restricted units under the Partnership’s 2018 Restricted Unit Plan (the “Plan”) that will each have a market value of $400,000 effective as of May 5, 2023 (the number of restricted units granted on May 5, 2023 will be calculated by dividing the market value of the restricted units granted by the average of the closing prices on the New York Stock Exchange of one Common Unit of the Partnership for the 20 trading days prior to May 5, 2023). Such restricted units will vest over time, with one-third of the restricted units vesting on each of the first three anniversaries of May 5, 2023. Upon vesting, restricted units are automatically converted into Common Units of the Partnership.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1	Press Release of Suburban Propane Partners, L.P. dated April 24, 2023, announcing the election of Amy M. Adams and Rommel M. Oates to its Board of Supervisors.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 24, 2023	SUBURBAN PROPANE PARTNERS, L.P.

	By:	/s/ BRYON KOEPKE
	Name:	Bryon L. Koepke
	Title:	Vice President, General Counsel & Secretary